EXHIBIT (23)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Benefits Committee
Wachovia Corporation

     We consent to the incorporation by reference in Registration Statement No. 333-46940 on Form S-8 of SouthTrust Corporation of our report dated June 8, 2004, with respect to the statement of net assets available for plan benefits of SouthTrust 401(k) Plan as of December 31, 2003, which report appears in the December 31, 2004 Annual Report on Form 11-K of SouthTrust 401(k) Plan.

/s/ KPMG LLP

KPMG LLP

Birmingham, Alabama
June 10, 2005